malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

February 11, 2020

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Scoutcam, Inc.
File No.:	333-188920

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 11, 2020 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

MaloneBailey LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

9801 Westheimer Road, Suite 1100 • Houston, Texas 77042 • 713.343.4200
15 Maiden Lane, Suite 1002 • New York, New York 10038 • 212.406.7272
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www.malonebailey.com